AGREEMENT AND PLAN OF MERGER



     AGREEMENT AND PLAN OF MERGER dated as of July 30, 1997 (the "Agreement"), among Take-Two Interactive Software, Inc., a Delaware corporation ("TTIS"); Take-Two Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of TTIS ("Subsidiary"); Creative Alliance Group, Inc., a Virginia corporation ("Creative"); David Clark ("David"), Terry Phillips ("Terry") and Russell Howard ("Russell"). David, Terry and Russell are sometimes referred to as the "Shareholders."


                              W I T N E S S E T H :


     WHEREAS, Creative is in the business of distributing computer software at wholesale (the "Business"); and


     WHEREAS, TTIS desires to combine Creative's Business with its existing computer software business; and


     WHEREAS, the Board of Directors of TTIS, the Board of Directors of Subsidiary, TTIS as the sole shareholder of Subsidiary, and the Board of Directors of Creative and Shareholders have: (a) determined that it is in the best interests of their respective companies for Creative to be merged with and into Subsidiary upon the terms and subject to the conditions set forth herein; and (b) approved the merger of Creative with and into Subsidiary (the "Merger") in accordance with the General Corporation Law of the Commonwealth of Delaware ("Delaware Law"), and the Stock Corporation Act of the State of Virginia ("Virginia Law"), and upon the terms and subject to the conditions set forth herein.


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     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

     1. The Merger.

     1.1. The Merger. At the Effective Time (as defined in Subsection 1.2), and subject to and upon the terms and conditions of this Agreement and the Delaware Law and the Virginia Law, Creative shall be merged with and into Subsidiary, the separate corporate existence of Creative shall cease, and Subsidiary shall continue as the surviving corporation. Subsidiary, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."


     1.2. Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Section 6, unless this Agreement shall have been terminated and the transactions contemplated herein shall have been abandoned pursuant to Section 8.1, Subsidiary and Creative shall cause the Merger to be consummated by filing an Certificate of Merger (the "Certificate of Merger") with the Secretaries of State of the State of Delaware and the Commonwealth of Virginia in the form of Exhibit A hereof and making such other filings as may be required by the Delaware Law and the Virginia Law, in such form as required by and executed in accordance with such laws (the time of the last of such filings to be made being the "Effective Time").

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     1.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law and Virginia Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the rights, privileges, powers, franchises and all property (real, personal and mixed) of Creative and all debts due Creative shall vest in Subsidiary, and all debts, liabilities, obligations and duties of Creative shall become the debts, liabilities, obligations and duties of Subsidiary.

     1.4. Articles of Incorporation; By-Laws.

     (a) The Certificate of Incorporation of Subsidiary, as in effect immediately prior to the Effective Time (annexed hereto as Exhibit B), shall be, subject to the name change set forth in the Certificate of Merger, the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law or such Certificate of Incorporation.

     (b) The By-Laws of Subsidiary, as in effect immediately prior to the Effective Time (annexed hereto as Exhibit C), shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by law or by the Certificate of Incorporation of the Surviving Corporation or the By-Laws of the Surviving Corporation.

     1.5. Directors and Officers of Subsidiary. (a) The directors of Subsidiary immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with


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applicable law, the Certificate of Incorporation and By-Laws of the Surviving
Corporation until resignation, removal or replacement.


     (b) The officers of Subsidiary immediately prior to the Effective Time shall constitute the initial officers of the Surviving Corporation, in each case to serve at the pleasure of the Board of Directors of Subsidiary until their respective resignation, removal or placement.


     1.6. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of TTIS, Subsidiary, Creative or the
Shareholders:

          (a) Any share of Creative Common Stock (as defined in Subsection 2.2 hereof) held in the treasury of Creative shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

          (b) All of the outstanding shares (the "Shares") of the Creative Common Stock shall be converted into the right to receive 150,000 shares of Common Stock, $.01 par value per share, of TTIS ("TTIS Common Stock") (hereafter referred to as the "Share Consideration" or the "Merger Consideration") against the surrender to Subsidiary of the certificates representing the Shares. Any share of Creative preferred stock, warrant, option or other security convertible or exchangeable into Creative capital stock shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

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          (c) Shares of the common stock, par value $.01 per share, of
     Subsidiary issued and outstanding at the Effective Time shall remain outstanding and unchanged and shall constitute all of the issued and outstanding shares of the capital stock of the Surviving Corporation.

          (d) At the Effective Time, the stock transfer books of Creative shall be closed and there shall be no further registration of transfers of any Shares thereafter on the records of Creative.

          (e) From and after the Effective Time, the holders of certificates evidencing ownership of Shares shall cease to have any rights with respect to the Shares, except as otherwise provided herein or by law.

          (f) Notwithstanding anything to the contrary in this Subsection 1.6, no party hereto shall be liable to a holder of a certificate or certificates formerly representing Shares for any amount properly paid to a public official pursuant to any applicable property, escheat or similar law.

          (g) No fractional shares of TTIS Common Stock shall be issued in connection with the Merger and the Shareholders will be issued a whole share of TTIS Common Stock in lieu of any fractional shares.

     2. Representations and Warranties as to Creative. Each of the Shareholders, jointly and severally, represents and warrants to TTIS and Subsidiary as follows:

     2.1. Organization, Standing and Power. Creative is a corporation duly organized, validly existing and in good

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standing under the laws of the Commonwealth of Virginia, with full corporate power and corporate authority to (i) own, lease and operate its properties, (ii) carry on its business as currently conducted by it and (iii) execute and deliver, and perform under this Agreement and each other agreement and instrument to be executed and delivered by it pursuant hereto. Except as set forth on Schedule 2.1, there are no states or jurisdictions in which the character and location of any of the properties owned or leased by Creative, or the conduct of its business makes it necessary for Creative to qualify to do business as a foreign corporation, where the failure to so qualify would have a material adverse effect on the business, operations or financial condition of Creative. True and complete copies of the Articles of Incorporation of Creative and all amendments thereof, and of the By-Laws of Creative, as amended to date, have heretofore been furnished to TTIS. Creative's minute books contain complete and accurate records of all meetings and other corporate actions of Creative's stockholders and Board of Directors (including committees of its Board of Directors).

     2.2. Capitalization.

     (a) The authorized capital stock of Creative consists of 5,000 shares of common stock, par value $1.00 per share (the "Creative Common Stock"), of which 300 shares are issued and outstanding. As of the date hereof, all of the Creative Common Stock is duly authorized, validly issued, fully paid and nonassessable. Schedule 2.2 sets forth a true and complete list of the holders of all outstanding shares of Creative Common Stock, and the holders of all outstanding options

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and warrants issued by Creative. Except as set forth on Schedule 2.2, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Creative or any of its subsidiaries or obligating the Shareholders or Creative or any of its subsidiaries to issue or sell any shares of capital stock of or other equity interests in Creative or any of its subsidiaries. There is no personal liability, and there are no preemptive rights with regard to the capital stock of Creative or its subsidiaries, and no right-of-first refusal or similar rights with regard to such capital stock. Except as set forth on Schedule 2.2 and except for the transactions contemplated by this Agreement, there are no outstanding contractual obligations or other commitments or arrangements of Creative or any of its subsidiaries to (A) repurchase, redeem or otherwise acquire any shares of Creative Common Stock (or any interest therein) or (B) to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or other entity, or (C) issue or distribute to any person any capital stock of Creative or its subsidiaries, or (D) issue or distribute to holders of any of the capital stock of Creative or its subsidiaries any evidences of indebtedness or assets of Creative or its subsidiaries. All of the outstanding securities of Creative have been issued and sold by Creative in full compliance with applicable federal and state securities laws.

     (b) The outstanding shares of capital stock of each of the subsidiaries of Creative, are duly authorized,

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validly issued, fully paid and nonassessable, and such shares are owned by
Creative, directly or indirectly, free and clear of all security interests, liens, adverse claims, pledges, agreements, limitations on Creative's voting rights, charges and other encumbrances of any nature whatsoever.

     2.3. Ownership of Creative Common Stock. The Shareholders have good and marketable title to all of the issued and outstanding shares of Creative Common Stock, free and clear of any and all liens, adverse claims, security interests, pledges, mortgages, charges and encumbrances of any nature whatsoever, which shares are held by them in the amounts set forth in Schedule 2.3 hereof, and on the Closing Date (as defined in Section 7 hereof) will own all of such Creative Common Stock, free and clear of any and all liens, adverse claims, security interests, pledges, mortgages, charges and encumbrances of any nature whatsoever, including, but not limited to, any claims by any present or former stockholders of Creative.

     2.4. Interests in Other Entities.

     (a) Schedule 2.4 sets forth a true and complete list of all direct or indirect subsidiaries of Creative, together with the jurisdiction of incorporation of each such subsidiary and the percentage of each such subsidiary's outstanding capital stock owned by Creative or another of Creative's subsidiaries. Each of such subsidiaries are duly organized corporations, validly existing and in good standing under the laws of the jurisdiction of its respective incorporation (as well as all applicable foreign jurisdictions

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necessary to its business operations) and have the requisite corporate power and authority and governmental authority to own, operate or lease the properties that each purports to own, operate or lease and to carry on its business as it is now being conducted.

     (b) Except for (A) each of Terry's and David's ownership of 25% of the outstanding capital stock of Inventory Management Systems, Inc., and (B) Terry's ownership of 100% of the outstanding capital stock of Phillips Sales, Inc. ("Phillips"), a Virginia corporation engaged in the business of acting as representative in the distribution of "front-line" interactive software games and the sale of "close-out" interactive software games, neither the Shareholders (individually or jointly) nor Creative (i) own, directly or indirectly, of record or beneficially, any shares of voting stock or other equity securities of any other corporation engaged in the same or similar business to that business engaged in by Creative at the Effective Time (other than not more than one percent (1%) of the publicly-traded capital stock of corporations engaged in such business held solely for investment purposes); (ii) have any ownership interest, direct or indirect, of record or beneficially, in any unincorporated entity engaged in the same or similar business to that business engaged in by Creative at the Effective Time; and (iii) have any obligation, direct or indirect, present or contingent, (A) to purchase or subscribe for any interest in, advance or loan monies to, or in any way make investments in, any other person or entity engaged in the same or

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similar business to that business engaged in by Creative at the Effective Time, or (B) to share any profits or capital investments or both from a entity engaged in the same or similar business to that business engaged in by Creative at the Effective Time.

     2.5. Authority. The execution and delivery by Creative of this Agreement and of all of the agreements to be executed and delivered by Creative pursuant hereto (collectively, the "Creative Documents"), the performance by Creative of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Creative (including, but not limited to, the unanimous consents of the Board of Directors of Creative and of the Shareholders) and Creative has all necessary corporate power and corporate authority with respect thereto. The Shareholders are individuals having all necessary capacity, power and authority to execute and deliver this Agreement and such other agreements to be executed and delivered by either of them pursuant hereto (collectively, the "Shareholder Documents") and to consummate the transaction consummated hereby and thereby. This Agreement is, and when executed and delivered by Creative and the Shareholders, each of the other agreements to be delivered by either or both of them pursuant hereto will be, the valid and binding obligations of Creative and the Shareholders, to the extent they are parties thereto, in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization,

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moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief, and other equitable remedies.

     2.6. Noncontravention. Except as set forth on Schedule 2.6, neither the execution and delivery by Creative or the Shareholders of this Agreement or of any other Creative Documents or Shareholder Documents to be executed and delivered by either or both of them, nor the consummation of any of the transactions contemplated hereby or thereby, nor the performance by either or both of them of any of their respective obligations hereunder or thereunder, will (nor with the giving of notice or the lapse of time or both would) (a) conflict with or result in a breach of any provision of the Certificate of Incorporation, By-Laws or other constituent documents of Creative, each as amended to date, or (b) give rise to a default, or any right of termination, cancellation or acceleration, or otherwise be in conflict with or result in a loss of contractual benefits to any of them, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which either or both of them is a party or by which either or both of them or any of their respective assets may be bound, or require any consent, approval or notice under the terms of any such document or instrument, or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental authority which is applicable to either or both of them, or (d) result in the

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creation or imposition of any lien, adverse claim, restriction, charge or encumbrance upon any of the assets of Creative (the "Assets"), or (e) interfere with or otherwise adversely affect the ability of Subsidiary to carry on the Business after the Effective Date on substantially the same basis as is now conducted by Creative.

     2.7. Financial Statements. Creative has heretofore delivered to each of TTIS and Subsidiary (a) its financial statements consisting of the unaudited balance sheets for the years ended October 31, 1995 and 1996, and the related statements of income, stockholders' equity and cash flows for the two years then ended, which have been compiled by Gregg & Bailey, P.C., independent certified public accountants, and (b) its unaudited balance sheet at May 31, 1997 (the "Balance Sheet") statements of income, stockholders' equity and cash flows for the seven months ended May 31, 1997 (collectively, the "Creative Financial Statements"). The Creative Financial Statements were prepared in accordance with generally accepted accounting principals ("GAAP"), consistently applied, and present fairly the financial position of Creative as at the dates thereof and the results of operations for the periods and the cash flow indicated. The books and records of Creative are complete and correct, have been maintained in accordance with good business practices, and accurately reflect the basis for the financial condition, results of operations and cash flow of Creative as set forth in the Creative Financial Statements.

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     2.8. Guaranties. Schedule 2.8 hereto is a complete and accurate list and summary description of all written guaranties currently in effect heretofore issued by the Shareholders to any bank or other lender in connection with any credit facilities extended by such creditors to Creative (collectively, the "Guaranties"), including the name of such creditor and the amount of the indebtedness, together with any interest and fees currently owing and expected to be outstanding as of the Effective Time.

     2.9. Absence of Undisclosed Liabilities. Creative has no liabilities or obligations of any nature whatsoever, whether accrued, matured, unmatured, absolute, contingent, direct or indirect or otherwise, which have not been (a) in the case of liabilities and obligations of a type customarily reflected on a corporate balance sheet, prepared in accordance with GAAP, set forth on the Balance Sheet, or (b) incurred in the ordinary course of business since May 31, 1997, or (c) in the case of other types of liabilities and obligations, described in any of the Schedules delivered pursuant hereto or omitted from said Schedules in accordance with the terms of this Agreement, or arising under contracts or leases listed in such Schedules or other contracts or leases which are omitted from such Schedules in accordance with the terms of this Agreement, or (d) incurred, consistent with past practice, in the ordinary course of business of Creative (in the case of liabilities and obligations of the type referred to in clause (a) above).

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     2.10. Properties. Except as set forth on Schedule 2.10, Creative has marketable title to all of the properties and assets, reflected on the Balance Sheet or thereafter acquired, except properties or assets sold or otherwise disposed of in the ordinary course of business, free and clear of any and all mortgages, liens (including liens for current Taxes, as defined in Subsection 2.16(c) hereof), pledges, claims, charges and encumbrances of any nature whatsoever (hereinafter collectively, "Liens"), other than Liens set forth in
Schedule 2.10 not yet due and payable or being contested in good faith by appropriate proceedings, and other than such Liens or imperfections of title, if any, which are not material in character, amount or extent and do not materially interfere with the present or continued use of such property or otherwise materially adversely affect the value or transferability thereof or otherwise materially impair the Business or operations of Creative as conducted on the date hereof. All plants, structures and equipment which are utilized in the Business, or are material to the condition (financial or otherwise) of Creative are owned or leased by Creative and are in good operating condition and repair (ordinary wear and tear excepted), and are adequate and suitable for the purposes for which they are used. Schedule 2.10 sets forth all (a) real property which is owned, leased (whether as lessor or lessee) or subject to contract or commitment of purchase or sale or lease (whether as lessor or lessee) by Creative, or which is subject to a title retention or conditional sales agreement or other security device, and (b) tangible

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personal property which is owned, leased (whether as lessor or lessee) or subject to contract or commitment of purchase or sale or lease (whether as lessor or lessee) by Creative.

     2.11. Accounts Receivable; Inventories. The accounts and notes receivable which are reflected on the Balance Sheet are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, less the respective amount of the allowances for doubtful accounts and notes receivable, if any, reflected thereon, and are not subject to offsets other than in the ordinary course of business. The accounts and notes receivable of Creative which were added after May 31, 1997, are good and collectible in the ordinary course of business, less the amount of the allowance(s) for doubtful accounts and notes receivable, if any, reflected thereon (which allowances were established on a basis consistent with prior practice), and are not subject to offsets other than in the ordinary course of business. The inventories reflected on the Balance Sheet and thereafter added consist of items of a quality and quantity usable or saleable in the ordinary course of business, except for obsolete materials, slow-moving items, materials of below standard quality and not readily marketable items, all of which have been written down to net realizable value or adequately reserved against on the books and records of Creative. All inventories are stated at the lower of cost or market in accordance with generally accepted accounting principles.

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     2.12. Absence of Changes. Since May 31, 1997, there have not been (a) any adverse change (other than as is normal in the ordinary course of business, e.g., inventory level changes) in the condition (financial or otherwise), assets, liabilities, business, prospects, results of operations or cash flows of Creative (including, without limitation, any such adverse change resulting from damage, destruction or other casualty loss, whether or not covered by insurance), (b) any waivers by Creative of any right, or cancellation of any debt or claim, of material value, (c) any declarations, set asides or payments of any dividend or other distributions or payments in respect of the Creative Common Stock, or (d) any changes in the accounting principles or methods which are utilized by Creative.

     2.13. Litigation. Except as set forth in Schedule 2.13, there are no claims, suits or actions, or administrative, arbitration or other proceedings or governmental investigations, pending or, to the best knowledge of Creative and the Shareholders, threatened, against or relating to Creative or the Shareholders, the transactions contemplated hereby or any of the Assets. There are no judgments, orders, stipulations, injunctions, decrees or awards in effect which relate to Creative, this Agreement, the transactions contemplated, the Business or any of the Assets, the effect of which is (a) to limit, restrict, regulate, enjoin or prohibit any business practice of Creative in any area, or the acquisition by Creative of any properties, assets or businesses, or (b) otherwise materially adverse to the Business or any of the Assets.

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     2.14. No Violation of Law. Creative is not engaging in any activity or omitting to take any action as a result of which it is in violation of any law, rule, regulation, zoning or other ordinance, statute, order, injunction or decree, or any other requirement of any court or governmental or administrative body or agency, applicable to Creative, the Business or any of the Assets, including, but not limited to, those relating to: occupational safety and health matters; issues of environmental and ecological protection (e.g., the use, storage, handling, transport or disposal of pollutants, contaminants or hazardous or toxic materials or wastes, and the exposure of persons thereto); business practices and operations; labor practices; employee benefits; and zoning and other land use laws and regulations.

     2.15. Intangibles/Inventions. Schedule 2.15 identifies (by a summary description) the Intangibles (as defined below) the ownership thereof and, if applicable, Creative's authority for use of the same, which Schedule is complete and correct and encompasses: (A) all United States and foreign patents, trademark and trade name registrations, trademarks and trade names, brandmarks and brand name registrations, servicemarks and servicemark registrations, assumed names and copyrights and copyright registrations, owned in whole or in part or used by Creative, and all applications therefor (collectively, the "Marks"), (B) all inventions, discoveries, improvements, processes, formulae, technology, know-how, processes and other intellectual property, proprietary rights and trade secrets

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relating to the Business (collectively, the "Inventions") and (C) all licenses and other agreements to which Creative is a party or otherwise bound which relate to any of the Intangibles or the Inventions or Creative's use thereof in connection with the Business (collectively, the "Licenses, and together with the Marks and the Inventions, the "Intangibles"). No violations of the terms of any of the aforesaid licenses and/or agreements have occurred. Except as disclosed on Schedule 2.15, (A) Creative owns or is authorized to use in connection with the Business all of the Intangibles; (B) no proceedings have been instituted, are pending, or to the best knowledge of the Shareholders, are threatened which challenge the rights of Creative with respect to the Intangibles or their use thereof in connection with the Business and/or the Assets or the validity thereof and, there is no valid basis for any such proceedings; (C) neither Creative's ownership of the Intangibles nor their use thereof in connection with the Business and/or the Assets violates any laws, statutes, ordinances or regulations, or has at any time infringed upon or violated any rights of others, or is being infringed by others; (D) none of the Intangibles, or Creative's use thereof in connection with the Business and/or the Assets is subject to any outstanding order, decree, judgment, stipulation or any lien, security interest or other encumbrance; and (E) Creative has not granted any license to third parties with regard to its Intangibles.

     2.16. Tax Matters.

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     (a) Creative has filed with the appropriate governmental agencies all tax returns and reports required to be filed by it, and has paid in full or contested in good faith or made adequate provision for the payment of, Taxes (as defined herein) shown to be due or claimed to be due on such tax returns and reports. The provisions for Taxes which are set forth on the Balance Sheet are adequate for all accrued and unpaid taxes of Creative as of May 31, 1997, whether (i) incurred in respect of or measured by income of Creative for any periods prior to the close of business on that date, or (ii) arising out of transactions entered into, or any state of facts existing, on or prior to such date. Creative has duly withheld all payroll taxes, FICA and other federal, state and local taxes and other items requiring to be withheld by it from employee wages, and has duly deposited the same in trust for or paid over to the proper taxing authorities. Creative has not executed or filed with any taxing authority any agreement extending the periods for the assessment or collection of any Taxes, and is not a party to any pending or, to the best knowledge of the Shareholders, threatened, action or proceeding by any governmental authority for the assessment or collection of Taxes. Within the past three years, the United States federal income tax returns of Creative have not been examined by the Internal Revenue Service ("the IRS"), nor has the State of Virginia or any taxing authority thereof examined any merchandize, personal property, sales or use tax returns of Creative.

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     (b) Creative (i) has not agreed to or been required to make any adjustment pursuant to Section 481(a) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) has no knowledge that the IRS or any other taxing authority has proposed any such adjustment or change in accounting method, and (iii) has no application pending with any governmental authority requesting permission for any change in accounting method.

     (c) As used herein, the term "Taxes" means all federal, state, county, local and other taxes and governmental assessments, including but not limited to income taxes, estimated taxes, withholding taxes, excise taxes, ad valorem taxes, payroll related taxes (including but not limited to premiums for worker's compensation insurance and statutory disability insurance), employment taxes, franchise taxes and import duties, together with any related liabilities, penalties, fines, additions to tax or interest.

     2.17. Insurance. Schedule 2.17 is a complete and correct list and summary description of all contracts and policies of insurance relating to any of the Assets, the Business or the Shareholders in which Creative or any creditor is an insured party, beneficiary or loss payable payee. Such policies are in full force and effect, all premiums due and payable with respect thereto have been paid, and no notice of cancellation or termination has been received by Creative with respect to any such policy.

     2.18. Banks; Powers of Attorney. Schedule 2.18 is a complete and correct list showing (a) the names of each bank

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in which Creative has an account or safe deposit box and the names of all persons authorized to draw thereon or who have access thereto, and (b) the names of all persons, if any, holding powers of attorney from Creative.

     2.19. Employee Arrangements. Schedule 2.19 is a complete and correct list and summary description of all (a) union, collective bargaining, employment, management, termination and consulting agreements to which any of Creative is a party or otherwise bound, and (b) compensation plans and arrangements; bonus and incentive plans and arrangements; deferred compensation plans and arrangements; pension and retirement plans and arrangements; profit-sharing and thrift plans and arrangements; stock purchase and stock option plans and arrangements; hospitalization and other life, health or disability insurance or reimbursement programs; holiday, sick leave, severance, vacation, tuition reimbursement, personal loan and product purchase discount policies and arrangements; and other plans or arrangements providing for benefits for employees of Creative. Said Schedule also lists the names and compensation of all employees of Creative whose earnings during the last fiscal year were $25,000 or more (including bonuses and other incentive compensation), and all employees who are expected to receive at least said amount in respect of the current fiscal year.

     2.20. ERISA.

     (a) Plans. Schedule 2.20 lists Creative's "employee pension benefit plan" ("Creative Pension Plan"), as such term is defined in Section 3(2) of the Employee Retirement

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Income Security Act of 1974, as amended ("ERISA"), and Creative's "welfare benefit plan" (collectively called "Creative Welfare Plans") as such term is defined in Section 3(1) of ERISA, which is maintained by Creative or to which they contribute or are obligated or required to contribute. The Creative Pension Plans and Creative Welfare Plans are hereinafter sometimes collectively referred to as the "Plans" and severally referred to as a "Plan".

     (b) Qualification. Each Creative Pension Plan and the trust (if any) forming a part thereof has been determined by the IRS to be qualified under
Section 401(a) of the Code, and is exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such determination which would adversely affect such qualification.

     (c) Plan Documents. Creative has heretofore delivered to TTIS and Subsidiary, true, complete and correct copies of (i) the Plans, and all related trust agreements, (ii) all written interpretations and summary plan descriptions relating thereto, (iii) the two most recent annual reports (Form 5500 Series) and accompanying schedules which were prepared in connection with each Plan,
(iii) all IRS determination letters relating to the Plans, and (iv) the two most recent actuarial evaluation reports which were prepared in connection with any of the Plans.

     (d) No Prohibited Transactions. Neither Creative, nor any of the Plans, nor any trust created thereunder, nor any trustee or administrator thereof, have engaged in a transaction which would subject Creative or any of the Plans to the tax on prohibited transactions imposed by Section 4975 of the Code or to a civil penalty assessed pursuant to Section 502(i) of ERISA.

     (e) No Accumulated Funding Deficiency. None of the Creative's Pension Plans has incurred any "accumulated funding deficiency", as such term is defined in
Section 302 of ERISA and Section 412 of the Code, whether or not waived.

     (f) Termination, etc. Creative has not incurred, and are not expected to incur, directly or indirectly, any liability to the Pension Benefit Guaranty Corporation (the "PBGC") with respect to the Creative Pension Plan. The PBGC has not instituted proceedings to terminate the Creative Pension Plan, nor has it notified Creative, either formally or informally, of its intention to institute any such proceedings.

     (g) Reportable Events. There have not been, with respect to any of the Plans, any "reportable events", as such term is defined in Section 4043(b) of ERISA.

     (h) Multiemployer Plans. Creative has not ever maintained or contributed to, or been obligated or required to contribute to, a "multiemployer plan", as such term is defined in Section 3(37) of ERISA.

     (i) Contributions; Benefits. Creative has paid in full all amounts which were required to have been paid by them on or prior to the date hereof as contributions to the Creative Pension Plans. The current value of all accrued benefits under Creative Pension Plans did not, as of the latest valuation date thereof, exceed the then current value of the assets of such Creative Pension Plan allocable to such accrued benefits, based upon the actuarial assumptions then being utilized with respect thereto.

     (j) Claims. There is not pending, and to the best of the knowledge of Creative or the Shareholders, there is not threatened, any claims against any of the Plans or any fiduciary thereof (other than claims for benefits made in the ordinary course).

     2.21. Systems and Software. Creative and its subsidiaries owns or has the right to use pursuant to lease, license, sublicense, agreement, or permission all computer hardware, software and information systems necessary for the operation of the businesses of Creative and its subsidiaries as presently conducted (collectively, "Systems"). Each System owned or used by Creative or its subsidiaries immediately prior to the Effective Time will be owned or available for use by TTIS, the Subsidiary or their subsidiaries on identical terms and conditions immediately subsequent to the Effective Time. With respect to each System owned by a third party and used by Creative or its subsidiaries pursuant to lease, license, sublicense, agreement or permission: (a) the lease, license, sublicense, agreement or permission covering the System is legal, valid, binding, enforceable, and in full force and effect; (b) the lease, license, sublicense, agreement or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Effective Time;

(c) no party to any such lease, license, sublicense, agreement or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, and permit termination, modification or acceleration thereunder; (d) no party to any such lease, license, sublicense, agreement or permission has repudiated any provision thereof; (e) neither Creative nor its subsidiaries have granted any sublicense, sublease or similar right with respect to any such lease, license, sublicense, agreement or permission; (f) use and continued use of such Systems by Subsidiary and its affiliates will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any intellectual property rights of third parties as a result of the continued operation of its business as presently conducted.
Schedule 2.21 is a complete and correct list and summary of all Systems.

     2.22. Environmental Matters. Creative and each of its subsidiaries has obtained and is in compliance with the terms and conditions of all required permits, licenses, registrations and other authorizations required under Environmental Laws (as hereinafter defined). No asbestos in a friable condition, equipment containing polychlorinated biphenyls, leaking underground or above-ground storage tanks are contained in or located at any facility currently, or was contained or located at any facility previously owned, leased or controlled by Creative or any of its subsidiaries. Creative has not released, discharged or disposed of on, under or about any facility currently or previously owned, leased or controlled by the Company or any of its subsidiaries, any Hazardous Substance (as hereinafter defined), and to the best of Creative's knowledge, no third party has released, discharged or disposed of on, under or about any facility currently or previously owned, leased or controlled by Creative or any of its subsidiaries, and Hazardous Substances (as hereinafter defined). Creative and each of its subsidiaries is in compliance with all applicable Environmental Laws. Creative has fully disclosed to TTIS all past and present noncompliance with, or liability under, Environmental Laws, and all past discharges, emissions, leaks, releases or disposals by it of any substance or waste regulated under or defined by Environmental Laws that have formed or could reasonably be expected to form the basis of any claim, action, suit, proceeding, hearing or investigation under any applicable Environmental Laws. Neither Creative nor any of its subsidiaries has received notice of any past or present events, conditions, circumstances, activities, practices, incidents, actions or plans of Creative or its subsidiaries that have resulted in or threaten to result in any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation under, any applicable Environmental Laws. For purposes of this Section 2.22, (a) "Environmental Laws: mean applicable federal, state, local and foreign laws, regulations and codes relating in any respect to pollution or protection of the environment and (b) "Hazardous Substances" means any toxic, caustic or otherwise dangerous substance (whether or not regulated under federal, state or local environmental statutes, rules, ordinances, or orders), including (i) "hazardous substance" as defined in 42 U.S.C. Section 9601, and (ii) petroleum products, derivatives, byproducts and other hydrocarbons.

     2.23. Certain Business Matters. Except as is set forth in Schedule 2.23,
(a) Creative is not a party to or bound by any distributorship, dealership, sales agency, franchise or similar agreement which relates to the sale or distribution of any of the products and services of the Business, (b) Creative has no sole-source supplier of significant goods or services (other than utilities) with respect to which practical alternative sources are not available on comparable terms and conditions, (c) there are no pending or, to the best knowledge of the Shareholders, threatened labor negotiations, work stoppages or work slowdowns involving or affecting the Business, and no union representation questions exist, and there are no organizing activities, in respect of any of the employees of Creative, (d) the product and service warranties given by Creative or by which it is bound (complete and correct copies or descriptions of which have heretofore been delivered by Creative to TTIS) entail no greater obligations than are customary in the Business, (e) neither Creative nor the Shareholders is a party to or bound by any agreement which limits its or his, as the case may be, freedom to compete in any line of business or with any person, or which is otherwise materially burdensome to Creative or the Shareholders, and
(f) Creative is not a party to or bound by any agreement in which any officer, director or stockholder of

Creative (or any affiliate of any such person) has, or had when made, a direct or indirect material interest.

     2.24. Certain Contracts. Schedule 2.24 is a complete and correct list of all material contracts, commitments, obligations and understandings which are not set forth in any other Schedule delivered hereunder and to which Creative is a party or otherwise bound, except for (a) purchase orders from vendors or customers and (b) each of those which (i) were made in the ordinary course of business and (ii) either (A) are terminable by Creative (and will be terminable by Subsidiary) without liability, expense or other obligation on 30 days' notice or less, or (B) may be anticipated to involve aggregate payments to or by Creative of $5,000 (or the equivalent) or less calculated over the full term thereof, and (C) are not otherwise material to the Business or Creative. Complete and correct copies of all contracts, commitments, obligations and undertakings set forth on any of the Schedules delivered pursuant to this Agreement have been furnished by Creative to TTIS. Except as expressly stated on any of such Schedules, (1) each of agreements listed on Schedule 2.24 is in full force and effect, no person or entity which is a party thereto or otherwise bound thereby is in material default thereunder, and no event, occurrence, condition or act exists which does (or which with the giving of notice or the lapse of time or both would) give rise to a material default or right of cancellation, acceleration or loss of contractual benefits thereunder; (2) there has been no threatened cancellations thereof, and there are no outstanding disputes thereunder; (3) none of them is materially burdensome to Creative; and
(4) each of them is fully assignable without the consent, approval, order or any waiver by, or any other action of or with any individual or individuals, without the payment of any penalty, the incurrence of any additional debt, liability or obligation of any nature whatsoever or the change of any term.

     2.25. Customers and Suppliers. Creative has previously provided to TTIS a complete and correct list setting forth, for the twelve months ended October 31, 1996 and seven months ended May 31, 1997, (a) the 20 largest customers of the Business and the amount for which each such customer was invoiced, and (b) the 20 largest suppliers of the Business and the amount of goods and services purchased from each such supplier. There are no (i) threatened cancellations by the aforesaid customers or suppliers with respect to the Business, (ii) outstanding disputes by such customers or suppliers with Creative and the Business, or (iii) any adverse changes in the business relationship between the Business and any such customer or supplier. The aforesaid suppliers and customers will continue their respective relationships with the Business after the Closing Date on substantially the same basis as now exists.

     2.26. Business Practices and Commitments. Set forth on Schedule 2.26 is a description of (a) Creative's rebate and volume discount practice, and obligations, (b) Creative's allowance and customer return practice and obligations, (c) Creative's co-op advertising and other promotional practices,
(d) Creative's warranty practices and obligations, (e) price protection agreements, and (f) return policies and historical return rates, as each of the foregoing relate to Creative's customers and suppliers.

     2.27. Approvals/Consents. Except as set forth on Schedule 2.27, Creative currently holds all governmental and administrative consents, permits, appointments, approvals, licenses, certificates and franchises which are necessary for the operation of the Business, all of which are in full force and effect and are transferable to Subsidiary without the payment of any penalty, the incurrence of any additional debt, liability or obligation of any nature whatsoever or the change of any term. Schedule 2.27 is a complete and correct list of all such governmental and administrative consents, permits, appointments, approvals, licenses, certificates and franchises. No material violations of the terms thereof have heretofore occurred or are known by the Shareholders to exist as of the date of this Agreement.

     2.28. Information as to Creative. None of the representations or warranties made by the Shareholders in this Agreement is, or contained in any of the Creative Documents to be executed and delivered hereto will be, false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements therein contained not misleading.

     2.29. Poolability. Except as set forth on Schedule 2.29:

          (a) None of Creative nor the Shareholders own or will have, since the date two years prior to the Effective Date, owned any shares of TTIS Common Stock, nor shall Creative have been a subsidiary or a division of another entity since the date two years prior to the Closing date.

          (b) Creative has no equity investments or rights to purchase equity investments of any kind in TTIS other than as pursuant to this Agreement and the other agreements referenced herein; and

          (c) Creative has not disposed of a significant amount of assets other than in the ordinary course of business since the date two years prior to the Closing Date. The equity transactions and the capital stock transactions for Creative and for each Shareholder since the date two years prior to the date hereof Closing Date are set forth on Schedule 2.29.

     2.30. Securities Act Representation. Each Shareholder is acquiring the TTIS Common Stock solely for investment purposes, with no intention of distributing or reselling any such stock or any interest therein. Each Shareholder is aware that the TTIS Common Stock will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and that neither the TTIS Common Stock nor any interest therein may be sold, pledged, or otherwise transferred unless the TTIS Common Stock is registered under the Securities Act or qualifies for an exemption under the Securities Act.

     3. Representations and Warranties as to TTIS and Subsidiary. TTIS and Subsidiary, jointly and severally, represent and warrant to Creative and the Shareholders as follows:

     3.1. Organization, Standing and Power. Each of TTIS and Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and corporate authority to
(i) own, lease and operate its properties, (ii) carry on its business as currently conducted by it and (iii) execute and deliver, and perform under this Agreement and each other agreement and instrument to be executed and delivered by it pursuant hereto. Except as set forth on Schedule 3.1, there are no states or jurisdictions in which the character and location of any of the properties owned or leased by TTIS or Subsidiary, or the conduct of their business makes it necessary for either of them to qualify to do business as a foreign corporation, where the failure to so qualify would have a material adverse effect on the business, operations or financial condition of TTIS or Subsidiary. True and complete copies of the Certificates of Incorporation of TTIS and of Subsidiary, and of the By-Laws of TTIS and of Subsidiary, as amended to date, have heretofore been furnished to Creative. The minute books of TTIS and of Subsidiary contain complete and accurate records of all meetings and other corporate actions of their respective stockholders and

Board of Directors (including committees of its Boards of Directors).

     3.2. Interests in Other Entities. Schedule 3.2 sets forth a true and complete list of all direct or indirect subsidiaries of TTIS (other than the Subsidiary) that are material to the financial condition of TTIS and it subsidiaries, together with the jurisdiction of incorporation of each such subsidiary and the percentage of each such subsidiary's outstanding capital stock owned by TTIS or another of TTIS's subsidiaries. Each of such subsidiaries are duly organized corporations, validly existing and in good standing under the laws of the jurisdiction of its respective incorporation (as well as all applicable foreign jurisdictions necessary to its business operations) and have the requisite corporate power and authority and governmental authority to own, operate or lease the properties that each purports to own, operate or lease and to carry on its business as it is now being conducted.

     3.3. Capitalization. (a) The authorized capital stock of TTIS consists of 15,000,000 shares of TTIS Common Stock and 5,000,317 shares of Preferred Stock, par value $.01 per share (of which 317 shares of Series A Preferred Stock, $1.00 par value per share, are outstanding). As of the date hereof, (i) 7,847,455 shares of TTIS Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (ii) 1,100,311 shares of TTIS Common Stock are issuable upon exercise of options and (iii) 2,337,234 shares of TTIS Common Stock are reserved for future issuance upon exercise of outstanding common stock purchase warrants. There is no personal liability, and there are no preemptive rights with regard to the capital stock of TTIS, and no right-of-first refusal or similar rights with regard to such capital stock. All of the shares of TTIS Common Stock issuable in connection with the Merger will be offered, issued and sold by TTIS in full compliance with applicable federal and state securities laws.

     (b) The outstanding shares of capital stock of each of the subsidiaries of TTIS, including Subsidiary, are duly authorized, validly issued, fully paid and nonassessable, and, except as set forth in the SEC Reports (defined in Subsection 3.3 hereof) on Schedule 3.3, such shares are owned by TTIS, directly or indirectly, free and clear of all security interests, liens, adverse claims, pledges, agreements, limitations on TTIS's voting rights, charges and other encumbrances of any nature whatsoever. Except as noted or on Schedule 3.3, TTIS owns all issued and outstanding shares of capital stock of each Subsidiary and there are no options, warrants or similar right outstanding with respect to shares of capital stock of any subsidiary.

     3.4. Authority. The execution and delivery by TTIS and Subsidiary of this Agreement and of each agreement to be executed and delivered by either of them pursuant hereto (collectively, the "TTIS Documents"), the performance by each of them of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of TTIS and Subsidiary, and TTIS and Subsidiary have all necessary corporate power and corporate authority with respect thereto. This Agreement is, and when executed and delivered by TTIS and Subsidiary each other TTIS Document will be, the valid and binding obligation of TTIS or Subsidiary, as the case may be to the extent it is a party thereto, in accordance with the respective terms, thereof, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief, and other equitable remedies.

     3.5. Noncontravention. Except as set forth on Schedule 3.5, neither the execution and delivery by TTIS or Subsidiary of any TTIS Document, nor the consummation of any of the transactions contemplated hereby or thereby, nor the performance by either of them of any of its respective obligations hereunder or thereunder, will (nor with the giving of notice or the lapse of time or both would) (a) conflict with or result in a breach of any provision of the Certificates of Incorporation or By-Laws of either TTIS or Subsidiary, or (b) give rise to a default, or any right of termination, cancellation or acceleration, or otherwise be in conflict with, or result in a loss of contractual benefits to, either of them, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which either of them is a party or by which either of them or their respective assets may be bound, or require any consent, approval or notice under the terms of any such document or instrument, or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental authority which is applicable to either of them, or (d) result in the creation or imposition of any lien, adverse claim, restriction, charge or encumbrance upon any of their assets, or (e) interfere with or otherwise adversely affect the ability of TTIS or Subsidiary to carry on its business on substantially the same basis as is now conducted by it.

     3.6. Absence of Litigation. Except as may be disclosed in the SEC Reports (defined in Subsection 3.8 hereof) or as set forth in Schedule 3.6 hereof, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of TTIS and Subsidiary, threatened against or relating to TTIS, Subsidiary, this Agreement, the transactions contemplated hereby, or any properties or assets of TTIS or Subsidiary. Neither TTIS nor any of its subsidiaries (including the Subsidiary), nor any of their respective properties is subject to any order, writ, judgment, injunction, decree, determination or award which, if enforced, would have a material adverse effect on the business, the results of the operations, cash flows or financial condition of TTIS separately or of TTIS and its subsidiaries taken as a whole.

     3.7. ERISA.

     (a) Plans. Schedule 3.7 lists TTIS's "employee pension benefit plan" ("TTIS Pension Plan"), as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and TTIS's "welfare benefit plan" (collectively called "TTIS Welfare Plans") as such term is defined in Section 3(1) of ERISA, which is maintained by TTIS or to which they contribute or be obligated or required to contribute. The TTIS Pension Plans and TTIS Welfare Plans are hereinafter sometimes collectively referred to as the "Plans" and severally referred to as a "Plan".

     (b) Qualification. Each TTIS Pension Plan and the trust (if any) forming a part thereof has been determined by the IRS to be qualified under Section 401(a) of the Code, and is exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such determination which would adversely affect such qualification.

     (c) Plan Documents. TTIS has heretofore delivered to Creative and to the Shareholders, true, complete and correct copies of (i) the Plans, and all related trust agreements, (ii) all written interpretations and summary plan descriptions relating thereto, (iii) the two most recent annual reports (Form 5500 Series) and accompanying schedules which were prepared in connection with each Plan, (iii) all IRS determination letters relating to the Plans, and (iv) the two most recent actuarial evaluation reports which were prepared in connection with any of the Plans.

     (d) No Prohibited Transactions. Neither TTIS, nor any of the Plans, nor any trust created thereunder, nor any trustee or administrator thereof, have engaged in a transaction which would subject TTIS or any of the Plans to the tax on prohibited transactions imposed by Section 4975 of the Code or to a civil penalty assessed pursuant to Section 502(i) of ERISA.

     (e) No Accumulated Funding Deficiency. None of the TTIS's Pension Plans has incurred any "accumulated funding deficiency", as such term is defined in
Section 302 of ERISA and Section 412 of the Code, whether or not waived.

     (f) Termination, etc. TTIS has not incurred, and is not expected to incur, directly or indirectly, any liability to the Pension Benefit Guaranty Corporation (the "PBGC") with respect to the TTIS Pension Plan. The PBGC has not instituted proceedings to terminate the TTIS Pension Plan, nor has it notified TTIS, either formally or informally, of its intention to institute any such proceedings.

     (g) Reportable Events. There have not been, with respect to any of the Plans, any "reportable events", as such term is defined in Section 4043(b) of ERISA.

     (h) Multiemployer Plans. TTIS has not ever maintained or contributed to, or been obligated or required to contribute to, a "multiemployer plan", as such term is defined in Section 3(37) of ERISA.

     (i) Contributions; Benefits. TTIS has paid in full all amounts which were required to have been paid by them on or prior to the date hereof as contributions to the TTIS Pension Plans. The current value of all accrued benefits under TTIS Pension Plans did not, as of the latest valuation date thereof, exceed the then current value of the assets of such TTIS Pension Plan allocable to such accrued benefits, based upon the actuarial assumptions then being utilized with respect thereto.

     (j) Claims. There is not pending, and to the best of the knowledge of TTIS or the Subsidiary, there is not threatened, any claims against any of the Plans or any fiduciary thereof (other than claims for benefits made in the ordinary course).

     3.8. Securities and Exchange Commission Filings; Financial Statements.

     (a) TTIS has filed all forms, reports, statements and documents required to be filed with the Securities and Exchange Commission ("SEC") (collectively, the "SEC Reports"), each of which has complied in form in all material respects with the applicable requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as applicable, each as in effect on the date so filed. TTIS has delivered to Creative, in the form filed with the SEC (including any amendments thereto), its Registration Statement on Form SB-2, effective April 14, 1997, and its Quarterly Report on Form 10-QSB for the quarter ended April 30, 1997. None of such reports (including but not limited to any financial statements or schedules included or incorporated by reference therein) filed by TTIS, when filed (except to the extent revised or superseded by a subsequent filing with the SEC) contained any untrue statement of a material fact.

     (b) Each of the consolidated financial statements contained in the SEC Reports has been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may otherwise be indicated in the notes thereto) and each presents fairly, in all material respects, the consolidated financial position of TTIS and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flow position for the periods indicated.

     (c) Except as and to the extent set forth on the balance sheet of TTIS and its subsidiaries as at May 31, 1997, including the notes thereto, and TTIS and its subsidiaries taken as a whole, do not have any liabilities or obligations, whether or not accrued, contingent or otherwise, that would be required to be included on a balance sheet prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business since May 31, 1997, none of which would, individually or in the aggregate, have a material adverse effect on the financial condition, or results of the operations or cash flows of TTIS and its subsidiaries, on a consolidated basis.

     3.9. Stock Issuable in Merger. The Share Consideration, when issued, will be duly authorized and validly issued, fully paid and non-assessable, will be delivered hereunder free and clear of any liens, adverse claims, security interests, pledges, mortgages, charges and encumbrances of any nature whatsoever, except that the shares of TTIS Common Stock constituting the Share Consideration will be "restricted securities", as such term is defined in the rules and regulations of the SEC promulgated under the Securities Act, and will be subject to restrictions on transfers pursuant to such rules and regulations.

     3.10. Properties. Except as set forth on Schedule 3.10, TTIS and the Subsidiary have good title to all of the properties and assets, reflected on their balance sheets or thereafter acquired, except properties or assets sold or otherwise disposed of in the ordinary course of business, free and clear of any and all Liens, other than Liens not yet due and payable or being contested in good faith by appropriate proceedings, and other than such Liens or imperfections of title, if any, which are not substantial in character, amount or extent and do not materially interfere with the present or continued use of such property or otherwise materially adversely affect the value or transferability thereof or otherwise materially impair the business operations of TTIS as conducted on the date hereof. All plants, structures and equipment which are utilized in the business operations of TTIS, or are material to the condition (financial or otherwise) of TTIS, are owned or leased by TTIS, are in good operating condition and repair (ordinary wear and tear excepted) and are adequate and suitable for the purposes for which they are used.

     3.11. Absence of Changes. Since May 31, 1997, there have not been (a) any material adverse change (other than as is normal in the ordinary course of business, e.g., inventory level changes) in the condition (financial or otherwise), assets, liabilities, business, prospects, results of operations or cash flows of TTIS and Subsidiary (including, without limitation, any such adverse change resulting from damage, destruction or other casualty loss, whether or not covered by insurance), (b) any waivers by TTIS of any right, or cancellation of any debt or claim, of substantial value, (c) any declarations, set asides or payments of any dividend or other distributions or payments in respect of the TTIS Common Stock, or (d) any changes in the accounting principles or methods which are utilized by TTIS or Subsidiary.

     3.12. No Violation of Law. Neither TTIS nor Subsidiary is engaging in any activity or omitting to take any action as a result of which it is in violation of any law, rule, regulation, zoning or other ordinance, statute, order, injunction or decree, or any other requirement of any court or governmental or administrative body or agency, applicable to either TTIS or Subsidiary, their respective business operations or any of their respective assets, including, but not limited to, those relating to: occupational safety and health matters; issues of environmental and ecological protection (e.g., the use, storage, handling, transport or disposal of pollutants, contaminants or hazardous or toxic materials or wastes, and the exposure of persons thereto); business practices and operations; labor practices; employee benefits; and zoning and other land use laws and regulations.

     3.13. Intangibles/Inventions. Schedule 3.13 identifies (by a summary description) the TTIS Intangibles (as defined below) the ownership thereof and, if applicable, TTIS's and Subsidiary's authority for use of the same, which
Schedule is complete and correct and encompasses: (A) all United States and foreign patents, trademark and trade name registrations, trademarks and trade names, brandmarks and brand name registrations, servicemarks and servicemark registrations, assumed names and copyrights and copyright registrations, owned in whole or in part or used by TTIS, and all applications therefor (collectively, the "Marks"), (B) all inventions, discoveries, improvements, processes, formulae, technology, know-how, processes and other intellectual property, proprietary rights and trade secrets relating to the business of TTIS (collectively, the "Rights") and (C) all licenses and other agreements to which TTIS is a party or otherwise bound which relate to any of the Intangibles or the Rights or TTIS's use thereof in connection with its business (collectively, the "TTIS Licenses, and together with the Marks and the Rights, the "TTIS Intangibles"). No violations of the terms of any of the aforesaid licenses and/or agreements have occurred. Except as disclosed in the SEC Reports or on
Schedule 3.13, (A) TTIS owns or is authorized to use in connection with the Business all of the TTIS Intangibles; (B) no proceedings have been instituted, are pending, or to the best knowledge of TTIS, are threatened which challenge the rights of TTIS with respect to the TTIS Intangibles or their use thereof in connection with the business of TTIS or the validity thereof and, there is no valid basis for any such proceedings; (C) neither TTIS's ownership of the TTIS Intangibles nor their use thereof by TTIS violates any laws, statutes, ordinances or regulations, or has at any time infringed upon or violated any rights of others, or is being infringed by others; (D) none of the TTIS Intangibles, or TTIS's use thereof is subject to any outstanding order, decree, judgment, stipulation or any lien, security interest or other encumbrance; and (E) TTIS has not granted any license to third parties with respect thereto.

     3.14. Tax Matters.

     (a) TTIS has filed with the appropriate governmental agencies all tax returns and reports required to be filed by it, and has paid in full or contested in good faith or made adequate provision for the payment of, Taxes shown to be due or claimed to be due on such tax returns and reports. The provisions for Taxes which are set forth on its balance sheets are adequate for all accrued and unpaid taxes of TTIS as of May 31, 1997, whether (i) incurred in respect of or measured by income of TTIS for any periods prior to the close of business on that date, or (ii) arising out of transactions entered into, or any state of facts existing, on or prior to such date. TTIS has duly withheld all payroll taxes, FICA and other federal, state and local taxes and other items requiring to be withheld by it from employer wages, and has duly deposited the same in trust for or paid over to the proper taxing authorities. TTIS has not executed or filed with any taxing authority any agreement extending the periods for the assessment or collection of any Taxes, and is not a party to any pending or, to the best knowledge of TTIS, threatened, action or proceeding by any governmental authority for the assessment or collection of Taxes. Within the past three years, the United States federal income tax returns of TTIS have not been examined by the IRS, nor has the State of Delaware or any taxing authority thereof examined any merchandize, personal property, sales or use tax returns of TTIS.

     (b) TTIS (i) has not agreed to or been required to make any adjustment pursuant to Section 481(a) of the Code, (ii) has no knowledge that the IRS or any other taxing authority has proposed any such adjustment or change in accounting method, and (iii) has no application pending with any governmental authority requesting permission for any change in accounting method.

     3.15. Approvals/Consents. Except as set forth on Schedule 3.15, TTIS currently holds all governmental and administrative consents, permits, appointments, approvals, licenses, certificates and franchises which are necessary for the operation of its business. Schedule 3.15 is a complete and correct list of all such governmental and administrative consents, permits, appointments, approvals, licenses, certificates and franchises. No material violations of the terms thereof have heretofore occurred or are known by TTIS to exist as of the date of this Agreement.

     3.16. Information as to TTIS and Subsidiary. None of the representations or warranties made by TTIS or

Subsidiary in this Agreement, or contained in any of the TTIS Documents, to be executed and delivered hereto, is or will be, false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements therein contained not misleading.

     4. Indemnification.

     4.1. Indemnification by the Shareholders. Each of the Shareholders, jointly and severally, hereby indemnifies and agrees to defend and hold harmless each of TTIS and Subsidiary from and against any and all losses, obligations, deficiencies, liabilities, claims, damages, costs and expenses (including, without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of any matter indemnified pursuant hereto) which either of them may sustain, suffer or incur and which arise out of, are caused by, relate to, or result or occur from or in connection any misrepresentation of a material fact contained in any representation of Creative and/or the Shareholders contained in, or the breach by Creative, or the Shareholders of any warranty or covenant made by any one or all of them in, any Creative Document and/or the Shareholders Document. The foregoing indemnification shall also apply to direct claims by TTIS and/or Subsidiary against the Shareholders.

     4.2. Indemnification by TTIS and Subsidiary. Each of TTIS and Subsidiary, jointly and severally, indemnifies and agrees to defend and hold harmless each of Creative (before the Effective Time) and the Shareholders from and against any and all losses, obligations, deficiencies, liabilities, claims, damages, costs and expenses (including, without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of any matter indemnified pursuant hereto), which it or he may sustain, suffer or incur and which arise out of, are caused by, relate to, or result or occur from or in connection with any misrepresentation of a material fact contained in any representation of TTIS and/or Subsidiary contained in, or the breach by TTIS or Subsidiary of any warranty or covenant made by either or both of them in, any TTIS Document. The foregoing indemnification shall also apply to direct claims by Creative or the Shareholders against TTIS and/or Subsidiary.

     4.3. Third Party Claims. If a claim by a third party is made against any party or parties hereto and the party or parties against whom said claim is made intends to seek indemnification with respect thereto under Subsections 4.1 or 4.2, the party or parties seeking such indemnification shall promptly notify the indemnifying party or parties, in writing, of such claim; provided, however, that the failure to give such notice shall not affect the rights of the indemnified party or parties hereunder except to the extent that such failure materially and adversely affects the indemnifying party or parties due to the inability to timely defend such action. The indemnifying party or parties shall have 10 business days after said notice is given to elect, by written notice given to the indemnified party or parties, to undertake, conduct and control, through counsel of their own choosing (subject to the consent of the indemnified party or parties, such consent not to be unreasonably withheld) and at their sole risk and expense, the good faith settlement or defense of such claim, and the indemnified party or parties shall cooperate with the indemnifying parties in connection therewith; provided: (a) all settlements require the prior reasonable consultation with the indemnified party and the prior written consent of the indemnified party, which consent shall not be unreasonably withheld, and (b) the indemnified party or parties shall be entitled to participate in such settlement or defense through counsel chosen by the indemnified party or parties, provided that the fees and expenses of such counsel shall be borne by the indemnified party or parties. So long as the indemnifying party or parties are contesting any such claim in good faith, the indemnified party or parties shall not pay or settle any such claim; provided, however, that notwithstanding the foregoing, the indemnified party or parties shall have the right to pay or settle any such claim at any time, provided that in such event they shall waive any right of indemnification therefor by the indemnifying party or parties. If the indemnifying party or parties do not make a timely election to undertake the good faith defense or settlement of the claim as aforesaid, or if the indemnifying parties fail to proceed with the good faith defense or settlement of the matter after making such election, then, in either such event, the indemnified party or parties shall have the right to contest, settle or compromise (provided that all settlements or compromises require the prior reasonable consultation with the indemnifying party and the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld) the claim at their exclusive discretion, at the risk and expense of the indemnifying parties.

     4.4. Assistance. Regardless of which party is controlling the defense of any claim, each party shall act in good faith and shall provide reasonable documents and cooperation to the party handling the defense.

     4.5. Exclusive Remedy. The provisions of this Section 4 shall be the sole and exclusive remedy, other than equitable relief, of the parties hereto.

     4.6. Limitation. Neither TTIS and Subsidiary, on the one hand, nor the Shareholders on other hand, shall be entitled to any claim for indemnification under this Section 4 until the aggregate amount of losses, for which indemnity is claimed exceeds $50,000, and once such threshold amount is met, then the indemnity shall apply to amounts over such threshold.

     5. Covenants

     5.1. Investigation.

     (a) Between the date hereof and the Closing Date, TTIS and/or Subsidiary, on the one hand, and Creative and the Shareholders, on the other hand, may, directly and through their representatives, make such investigation of each other corporate party and their respective businesses and assets of the other corporate party or parties as each deems necessary or advisable (the entity and/or its representatives making such investigation being the "Investigating Party"), but such investigation shall not affect any of the representations and warranties contained herein or in any instrument or document delivered pursuant hereto. In furtherance of the foregoing, the Investigating Party shall have reasonable access, during normal business hours after the date hereof, to all properties, books, contracts, commitments and records of each other, and shall furnish to the other and their representatives such financial and operating data and other information as may from time to time be reasonably requested relating to the transactions contemplated by this Agreement. Each of TTIS and Subsidiary, on the one hand, and Creative and the Shareholders, on the other, and the respective management, employees, accountants and attorneys of the corporate parties shall cooperate fully with the Investigating Party in connection with such investigation.

     (b) The parties hereto hereby agree that all confidential information of a party to which an Investigating Party obtains access shall be governed by and subject to all of the terms and conditions of the confidentiality covenants set forth in the Letter of Intent dated June 6, 1997 ("Confidentiality Agreement") among various parties, including the parties hereto (with TTIS signing on behalf of Subsidiary) and Subsidiary agrees to be bound to the Confidentiality Agreement.

     (c) As used in this Section, the term "Confidential Information" shall mean any and all information (verbal and written) relating to the Business, including, but not limited to, information relating to: identity and description of goods and services used; purchasing; costs; pricing; sources; machinery and equipment; technology; research, test procedures and results; customers and prospects; marketing; and selling and servicing;

     (d) After the Effective Time each of the Shareholders agrees not to, at any time, directly or indirectly, use, communicate, disclose or disseminate any Confidential Information in any manner whatsoever except such disclosures which are necessary to comply with their duties as officers of the Subsidiary.

     5.2. Noncompete Covenant. Except with respect to Terry's ownership of Phillips, each of the Shareholders hereby agrees after the Effective Time not to, until the first anniversary of the Effective Time directly or indirectly (A) engage or become interested in any business (whether as owner, manager, operator, licensor, licensee, lender, partner, stockholder, joint venturer, employee, consultant or otherwise) engaged in the business then engaged in by TTIS or Subsidiary in any of the areas in which TTIS or Subsidiary then conducts business or (B) take any other action which constitutes an interference with or a disruption of TTIS or Subsidiary's operation of the Business or Subsidiary's use, ownership and enjoyment of the Assets.

     5.3. Certain Activities. For purposes of clarification, but not of limitation (1) each Shareholder acknowledges and agrees that the provisions of subsection 5.2 above shall serve as a prohibition against him, during the period described therein, directly or indirectly, hiring, offering to hire, enticing away or in any other manner persuading or attempting to persuade any officer, employee, agent, lessor, lessee, licensor, licensee, customer, prospective customer or supplier of the business of TTIS or the Subsidiary to discontinue or alter his or its relationship with the Business.

     5.4. Injunctive Relief, etc. The parties hereto hereby acknowledge and agree that (i) TTIS and/or Subsidiary would be irreparably injured in the event of a breach by any of the Shareholders of any of their obligations under this
Section 5, (ii) monetary damages would not be an adequate remedy for any such breach, and (iii) TTIS and/or Subsidiary shall be entitled to injunctive relief, in addition to any other remedy which it may have, in the event of any such breach. It is hereby also agreed that the existence of any claims which Shareholders may have against TTIS or the Subsidiary, whether under this Agreement or otherwise, shall not be a defense to the enforcement by TTIS and/or Subsidiary of any of the rights under this Section 5.

     5.5. Scope of Restriction. It is the intent of the parties hereto that the covenants contained in this Agreement shall be enforced to the fullest extent permissible under the laws of and public policies of each jurisdiction in which enforcement is sought (the Shareholders hereby acknowledge that said restrictions are reasonably necessary for the protection of TTIS and Subsidiary). Accordingly, it is hereby agreed that if any one or more of the provisions of subsections 5.2 or 5.3 shall be adjudicated to be invalid or unenforceable for any reason whatsoever, said provision shall be (only with respect to the operation thereof in the particular jurisdiction in which such adjudication is made) construed by limiting and reducing it so as to be enforceable to the extent permissible.

     5.6. Additional Undertakings. The provisions of this subsection 5.6 shall be in addition to, and not in lieu of, any other obligations with respect to the subject matter hereof, whether arising as a matter of contract, by law or otherwise.

     5.7. Consummation of Transaction. Each of the parties hereto hereby agrees to use its best efforts to cause all conditions precedent to his or its obligations (and to the obligations of the other parties hereto to consummate the transactions contemplated hereby) to be satisfied, including, but not limited to, using all reasonable efforts to obtain all required (if so required by this Agreement) consents, waivers, amendments, modifications, approvals, authorizations, novations and licenses; provided, however, that nothing herein contained shall be deemed to modify any of the absolute obligations imposed upon any of the parties hereto under this Agreement or any agreement executed and delivered pursuant hereto.

     5.8. Cooperation/Further Assurances.

     (a) Each of the parties hereto hereby agrees to fully cooperate with the other parties hereto in preparing and filing any notices, applications, reports and other instruments and documents which are required by, or which are desirable in the reasonable opinion of any of the parties hereto, or their respective legal counsel, in respect of, any statute, rule, regulation or order of any governmental or administrative body in connection with the transactions contemplated by this Agreement.

     (b) Each of the parties hereto hereby further agrees to execute, acknowledge, deliver, file and/or record, or cause such other parties to the extent permitted by law to execute, acknowledge, deliver, file and/or record such other documents as may be required by this Agreement and as TTIS and/or Subsidiary, on the one hand, and/or Creative and/or the Shareholders, on the other, or their respective legal counsel may reasonably require in order to document and carry out the transactions contemplated by this Agreement.

     5.9. Accuracy of Representations. Each party hereto agrees that prior to the Effective Date he, she or it will enter into no transaction and take no action, and will use his or its best efforts to prevent the occurrence of any event (but excluding events which occur in the ordinary course of business and events over which such party has no control), which would result in any of his or its representations, warranties or covenants contained in this Agreement or in any agreement, document or instrument executed and delivered by him or it pursuant hereto not to be true and correct, or not to be performed as contemplated, at and as of the time immediately after the occurrence of such transaction or event.

     5.10. Notification of Certain Matters. Creative and the Shareholders shall give prompt notice to TTIS and Subsidiary, and TTIS or Subsidiary shall give prompt notice to Creative and the Shareholders, as the case may be, of (a) the occurrence, or nonoccurrence, or any event the occurrence, or nonoccurrence, of which would be likely to cause any representation contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (b) any material failure of Creative and/or the Shareholders, on the one hand, and of TTIS and/or Subsidiary, on the other, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by him or it hereunder; provided, however, that the delivery of any notice pursuant to this Subsection 5.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     5.11. Broker. Each of TTIS, Subsidiary, Creative, and the Shareholders represents and warrants to the other parties that no broker or finder was engaged or dealt with in connection with any of the transactions contemplated by this

Agreement, and each of the parties shall indemnify and hold the other harmless from and against any and all claims or liabilities asserted by or on behalf of any alleged broker or finder for broker's fees, finder's fees, commissions or like payments.

     5.12. Merger Costs. Each party hereto shall be responsible for paying their respective costs and expenses relating to the Merger and related transactions.

     5.13. No Solicitation of Transactions. Prior to the earlier of the Effective Time or the termination of this Agreement, neither Creative nor the Shareholders will, directly or indirectly, through any director, officer, employee, agent or otherwise, solicit, initiate or encourage the submission of proposals or offers from any person relating to any acquisition or purchase of all or (other than in the ordinary course of business) any portion of the Creative Common Stock, Assets or Business of, or any equity interest in, Creative, or any business combination with Creative (other than the Merger) and other than with TTIS and/or Subsidiary, participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. Creative and the Shareholders shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing (other than in respect of the transaction contemplated hereby). Creative and the Shareholders shall promptly notify TTIS if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made and shall, in any such notice to TTIS, indicate in reasonable detail the identity of the offeror and the terms and conditions of any proposal or offer.

     5.14. Registration Rights. At the Closing, TTIS shall enter into a registration rights agreement substantially in the form of Exhibit D hereto (the "Registration Rights Agreement"), whereby TTIS would grant the Shareholders certain "piggyback" registration rights.

     5.15. Prohibited Conduct. Each of Creative and the Shareholders, jointly and severally, covenants and agrees that, during the period from the date hereof to the Effective Time, except pursuant to the terms hereof or unless TTIS shall otherwise agree in writing, the Business shall be conducted only, and Creative shall not take any action except, in the ordinary course of business and in a manner consistent with past practice and in compliance with applicable laws; and Creative shall use its best efforts to preserve intact its Assets, the Business and the business organization of Creative, to keep available the services of the present officers, employees and consultants of Creative, and to preserve the present relationships of Creative with customers, suppliers and other persons with whom Creative has business relations. By way of illustration, and not limitation, neither Creative nor the Shareholders shall, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose or commit to do, any of the following without the prior written consent of TTIS:

          (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of the Creative Common Stock, or (ii) split, combine or reclassify any of the Creative Common Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of the Creative Common Stock, or otherwise;

          (b) authorize for issuance, issue, deliver, sell or agree to commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber, any shares of Creative Common Stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities convertible securities or any other securities or equity equivalents;

          (c) (i) increase the compensation payable or to become payable to any officer, director, employees or consultant of Creative, except pursuant to the terms of contracts, policies or benefit arrangements in effect on the date hereof, or (ii) grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer, other employee or consultant of Creative or any of its subsidiaries, except pursuant to the terms of contracts, policies and benefit arrangements in effect on the date hereof, or (iii) establish, adopt, enter into or amend any collective bargaining (other than in accordance with past practice), bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers, employees or consultants of Creative;

          (d) amend the Certificate of Incorporation, By-Laws or other comparable charter or organizational documents of Creative or alter through merger, liquidation, reorganization, restructuring, or in any other fashion, the corporate structure or ownership of Creative;

          (e) acquire, or agree to acquire, (i) by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or corporation, partnership, joint venture, association or other business organization or division thereof, or
     (ii) any assets that are material, individually or in the aggregate, to Creative, except purchases consistent with past practice;

          (f) sell, lease, license, mortgage or otherwise encumber or subject to any lien, security interest, pledge or encumbrance or otherwise dispose of any of the Assets, except sales in the ordinary course of business consistent with past practice;

          (g) permit Creative to incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Creative, guarantee any debt securities of another person, or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (ii) permit the Shareholders to issue any guaranties of any indebtedness of Creative;

          (h) except in the ordinary course of business, enter into any agreement, contract, commitment, involving a commitment on the part of Creative to purchase, sell, lease or otherwise dispose of assets or require payment by Creative in excess of $10,000;

          (i) make any capital expenditures;

          (j) adopt a plan of complete or partial liquidation of Creative or resolutions providing for or authorizing such a liquidation or the dissolution, merger, consolidation, restructuring, recapitalization or reorganization of Creative;

          (k) cause Creative to recognize any labor union (unless legally required to do so) or enter into or amend any collective bargaining agreement;

          (l) change any accounting principles used by Creative, unless required by the Financial Accounting Standards Board;

          (m) make any tax election of, or settle, compromise any income tax liability of, or file any federal income tax return prior to the last day (including extensions) prescribed by law, in the case of any of the foregoing, material to the business, financial condition or results of the operations of Creative and it s Subsidiaries, if any, taken as a whole;

          (n) settle or compromise any litigation in which Creative is a defendant (whether or not commenced prior to the date of this Agreement) or settle, pay or compromise any claims not required to be paid, which payments are individually in an amount in excess of $5,000 and in the aggregate in an amount in excess of $50,000; and

          (o) authorize any of, or commit or agree to take any of, the foregoing actions.

     5.16. Tax Covenant. The Stockholders shall use their best efforts to cause the Merger to qualify, and will not (both before and after consummation of the Merger) take any actions which could prevent the Merger from qualifying as a reorganization under the provisions of Section 368 of the Code and the regulations promulgated thereunder. Each of TTIS and the Subsidiary will not (after the consummation of the Merger) take any actions which will prevent the Merger from qualifying as a reorganization under the provisions of Section 368 of the Code and the regulations promulgated thereunder. Each of TTIS, the Subsidiary and the Shareholders shall report the Merger as a reorganization under the provisions of Section 368 of the Code and the regulations promulgated thereunder and, to the extent permitted, on all state and local tax returns.

     5.17. Pooling. Neither Creative nor the Shareholders shall take any action which would affect the likelihood of treating, for financial reporting purposes, the Merger as a pooling of interests.

     6. Conditions of Merger.

     6.1. Conditions to Obligations of TTIS and Subsidiary to Effect the Merger. The respective obligations of TTIS and Subsidiary to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) Inventory Merger. All of the transactions to be consummated on or before the closing pursuant to that certain Agreement and Plan of Merger by and among TTIS, the Subsidiary, Inventory Management Systems, Inc. ("Inventory") and the shareholders of Inventory (the "Inventory Merger"), shall have been effected.

          (b) Accuracy of Representations and Warranties. The representations and warranties of each of Creative and the Shareholders contained herein or in any Shareholders Document or Creative Document delivered by either or both of them shall have been true when made, and, in addition, shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

          (c) Performance of Agreements. Each of Creative and the Shareholders, as the case may be, shall have performed, observed and complied in all material respects with all of their obligations, covenants and agreements, and shall have satisfied or fulfilled in all material respects conditions contained in any Shareholders Document or Creative Document and required to be performed, observed or complied with, or to be satisfied or fulfilled, by Creative or the Shareholders at or prior to the Effective Date.

          (d) Results of Investigation. TTIS and Subsidiary shall be satisfied with the results of any investigation of the business and affairs of Creative undertaken by them pursuant to Subsection 5.1 hereof.

          (e) Pooling of Interests. TTIS shall have received an opinion from Coopers & Lybrand that the Merger will be treated, for financial reporting purposes, as a pooling of interests.

          (f) Opinion of Counsel for Creative. TTIS and Subsidiary shall have received an opinion of Cowen & Owen, counsel for Creative and the Shareholders, dated the Closing Date, in substantially the form of Exhibit E hereto.

          (g) Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and no claim, suit, action, inquiry, investigation or proceeding in which it will be, or it is, sought to restrain, prohibit or change the terms of or obtain damages or other relief in connection with this Agreement or any of the transactions contemplated hereby, shall have been instituted or threatened by any person or entity, and which, in the reasonable judgment of TTIS (based on the likelihood of success and material consequences of such claim, suit, action, inquiry or proceeding), makes it inadvisable to proceed with the consummation of such transactions.

          (h) Consents and Approvals. All consents, waivers, approvals, licenses and authorizations by third parties and governmental and administrative authorities (and all amendments or modifications to existing agreements with third parties) required as a precondition to the performance by Creative and the Shareholders of their respective obligations hereunder and under any agreement delivered pursuant hereto, or which in TTIS's reasonable judgment are necessary to continue unimpaired, subsequent to the Effective Time, any rights in and to the Assets and/or the Business which could be impaired by the Merger, shall have been duly obtained and shall be in full force and effect.

          (i) Date of Consummation. The Merger shall have been consummated on or prior July 31, 1997, or such later date as the parties shall agree by a written instrument signed by all of them.

          (j) Validity of Transactions. The validity of all transactions contemplated hereby, as well as the form and substance of all agreements, instruments, opinions, certificates and other documents delivered by Creative and the Shareholders pursuant hereto, shall be satisfactory in all material respects to TTIS and its counsel.

          (k) No Material Adverse Change. Except as otherwise provided by this Agreement, there shall not have occurred after the date hereof, in the reasonable judgment of TTIS, a material adverse change in the financial or business condition of Creative and its subsidiaries, taken as a whole.

          (l) Satisfaction of Officer/Director Loans from Creative. All loans or other indebtedness due from the Shareholders to Creative, as reflected on the Balance Sheet, shall have been paid, irrespective of any other due date contained in the documents executed in connection with any such loan or indebtedness.

          (m) Closing Certificate. Each of the Shareholders shall have furnished TTIS and Subsidiary with certificates, all dated the Closing Date, to the effect that all the representations and warranties of Creative and the Shareholders are true and complete and all covenants to be performed by Creative or the Shareholders at or as of the Closing have been performed and conditions to be satisfied at or as of the Closing have been waived or satisfied.

          (n) Audited Financials. TTIS shall have received from Coopers & Lybrand an audit of Creative's books and records with respect to the fiscal years ended October 31, 1996 and 1995.

     6.2. Conditions to Obligations of Creative and the Shareholders to Effect the Merger. The obligations of Creative and the Shareholders to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) Inventory Merger. All of the transactions to be consummated on or before the closing of the Inventory Merger shall have been effected.

          (b) Accuracy of Representations and Warranties. The representations and warranties of TTIS and Subsidiary contained in any TTIS Documents delivered by either TTIS or Subsidiary or both of them shall have been true when made, and, in addition, shall be true in all material respects, on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

          (c) Performance of Agreements. Each of TTIS and Subsidiary shall have performed, observed and complied, in all material respects, with all obligations, covenants and agreements, and shall have satisfied or fulfilled in all material respects all conditions contained in any TTIS Document and required to be performed, observed or complied with, or satisfied or fulfilled, by either or both of them at or prior to the Closing Date.

          (d) Opinion of Counsel for TTIS and Subsidiary. Creative and the Shareholders shall have received an opinion of Tenzer Greenblatt LLP, counsel for TTIS and Subsidiary, dated the Closing Date, in substantially the form of Exhibit F attached hereto and made a part hereof.

          (e) Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and no claim, suit, action, inquiry, investigation or proceeding in which it will be, or it is, sought to restrain, prohibit or change the terms of or obtain damages or other relief in connection with this Agreement or any of the transactions contemplated hereby shall have been instituted or threatened by any person or entity, and which in the reasonable judgment of the Shareholders (based on the likelihood of success and material consequences of such claim, suit, action, inquiry or proceeding), makes it inadvisable to proceed with the consummation of such transactions.

          (f) Consents and Approvals. All consents, waivers, approvals, licenses and authorizations by third parties and governmental and administrative authorities (and all amendments and modifications to existing agreements with third parties) required as a precondition to the performance by TTIS and Subsidiary of their respective obligations hereunder and under any agreement delivered pursuant hereto, shall have been duly obtained and shall be in full force and effect.

          (g) Date of Consummation. The Merger shall have been consummated on or prior to July 31, 1997, or such later date as the parties shall agree by a written instrument signed by all of them.

          (h) Validity of Transactions. The validity of all transactions contemplated hereby, as well as the form and substance of all agreements, instruments, opinions, certificates and other documents delivered by TTIS and Subsidiary pursuant hereto, shall be satisfactory in all material respects to the Shareholders and its counsel.

          (i) No material Adverse Change. There shall not have occurred after the date hereof, in the reasonable judgment of Creative or the Shareholders, a material adverse change in the financial or business condition of TTIS or Subsidiary, taken as a whole.

          (j) Closing Certificate. Each of TTIS and Subsidiary shall have furnished Creative with certificates, each executed by their respective presidents, dated the Closing Date, to the effect that all the representations and warranties of TTIS or Subsidiary, as the case may be, are true and complete in all material respects and all covenants to be performed by each of TTIS or Subsidiary, as the case may be, at or as of the Closing have been performed in all material respects and conditions to be satisfied at or as of the Closing have been waived or satisfied in all material respects.

     7. The Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8, the closing of the Merger (the "Closing") will take place at the offices of Tenzer Greenblatt LLP as promptly as practicable (and in any event within five business days) after satisfaction or waiver of the conditions set forth in
Section 6 but in no event later than July 31, 1997 (the "Closing Date"); or such later date as shall have been fixed by a written instrument signed by the parties.

     7.1. Deliveries by TTIS and Subsidiary at the Closing. At the Closing, TTIS and Subsidiary shall deliver the following:

          (a) stock certificate(s), representing the Share Consideration registered in the names of the Shareholders;

          (b) copies of (i) (A) resolutions adopted by the Board of Directors of TTIS authorizing TTIS to execute and deliver the TTIS Documents to which it is a party and to perform its obligations thereunder, upon the terms and subject to the conditions set forth therein and authorizing Subsidiary to execute and deliver the TTIS Documents to which it is a party, to perform its obligations thereunder, and to effect the Merger upon the terms and subject to the conditions set forth therein, duly certified by the Secretary or Assistant Secretary of Subsidiary.

          (c) Confirmation, in the form of satisfactory to the parties hereto, from the States of Delaware or Virginia that the Agreement of Merger of Creative with and into the Subsidiary has been filed with such Secretaries of State; together with a copy of the executed form of such agreement.

          (d) Certificates of the Secretary or Assistant Secretary of each of TTIS and Subsidiary certifying as to the incumbency and specimen signatures of the officers of TTIS and Subsidiary executing the TTIS Documents on behalf of such corporation.

     7.2. Deliveries by Creative and/or the Shareholders at the Closing. At the Closing, Creative and/or the

Shareholders, as applicable, shall deliver to TTIS and/or Subsidiary, as the case may be, the following:

          (a) stock certificate(s) representing the Creative Common Stock, duly executed by the Shareholders;

          (b) a copy of the resolutions of the Board of Directors of Creative, and the written consent of the Shareholders, authorizing Creative to execute and deliver the Creative Documents, to perform its obligations thereunder and to effect the Merger, duly certified by the Secretary or assistant Secretary of Creative;

          (c) Certificates of the Secretary or Assistant Secretary of Creative certifying as to the incumbency and specimen signatures of the officers of Creative executing the Creative Documents on behalf of such corporation;

     7.3. Other Deliveries. In addition, the parties shall execute and deliver such other documents as may be required by this Agreement and as either of them or their respective counsel may reasonably require in order to document and carry out the transactions contemplated by this Agreement.

     8. Termination, Amendment and Waiver.

     8.1. Termination. This Agreement may be terminated at any time prior to the Effective Time:

          (a) By mutual consent of the Boards of Directors of TTIS, Subsidiary and Creative; or

          (b) By TTIS and Subsidiary, on the one hand, or Creative and the Shareholders, on the other hand, if (i) the Merger shall not have been consummated by July 31, 1997, or such later date as the parties shall have fixed by written instrument signed by the parties hereto; provided, however, that the right to terminate this Agreement under this Subsection shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or (ii) a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to vacate), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

          (c) By TTIS and Subsidiary, on the one hand, or by Creative and the Shareholders, on the other hand, if, in the reasonable judgment of TTIS and Subsidiary or Creative and the Shareholders, as the case may be, (and provided such parties are not then in material breach of their respective obligations hereunder), it shall have been determined that the transaction contemplated by this Agreement has become inadvisable or impracticable by reason of the institution or threat by state, local or federal governmental authorities or by any other person of material litigation or proceedings against TTIS or Creative.

          (d) By TTIS and Subsidiary, on the one hand, or Creative and the Shareholders, on the other hand, if, in the reasonable judgment of TTIS and Subsidiary or Creative or the Shareholders, as the case may be (and provided such parties are not then in material breach of their respective obligations hereunder), it shall be determined that the business or assets or financial condition of the other unrelated corporate party hereto has been materially and adversely affected since May 31, 1997, whether by reason of changes, developments or operations in the normal course of business or otherwise.

     8.2. Effect of Termination. In the event of the termination of this Agreement as provided in this Section 8, this Agreement shall, forthwith become null and void and there shall be no liability on the part of any party hereto and nothing herein shall relieve any party from liability for any wilful breach hereof. Such termination shall not, however, affect the obligations of the parties under the Confidentiality Agreement.

        8.3. Fees and Expenses. Each of the parties shall be responsible for, and shall pay, its or his respective fees and expenses incurred by such party in connection with the Merger and the transactions contemplated by this Agreement.

     8.4. Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

     8.5. Waiver. At any time prior to the Effective Time, any party hereto may
(a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and
(c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     9. Survival of Representations and Warranties.

     Each of the parties hereto hereby agrees that: (i) representations and warranties made by or on behalf of him or it in this Agreement or in any document or instrument delivered pursuant hereto with respect to tax matters, environmental compliance and ERISA matters shall survive the respective statutes of limitations for such matters; and (ii) all other representations or warranties made herein shall survive the Closing Date for a period of one (1) year after the Effective Time.

     10. General Provisions.

     10.1. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, if delivered personally, or one (1) business day after having been deposited with courier, if sent by overnight courier, or being sent by telecopy, if sent by telecopy (receipt confirmed), or three (3) business days after having been mailed, if mailed by registered or certified mail (postage prepaid, return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

If to TTIS or Subsidiary:                   Take-Two Interactive Software, Inc.
                                            575 Broadway
                                            New York, New York  10012
                                            Attn:      Ryan A. Brant
                                                       Chief Executive Officer
                                            Facsimile #:

with a copy to:                             Tenzer Greenblatt LLP
                                            405 Lexington Avenue
                                            New York, New York 10174
                                            Attn:  Robert J. Mittman, Esq.
                                            Facsimile #:  (212) 885-5001

If to Creative or the Shareholders:

                                            Creative Alliance Group, Inc.
                                            2900 Polo Parkway
                                            Suite 104
                                            Richmond, Virginia  23113
                                            Attn:  David Clark
                                            Facsimile #

with a copy to:                             Cowan & Owen, P.C.
                                            1930 Hugenot Road
                                            P.O. Box 35655
                                            Richmond, Virginia  23235-0655
                                            Attn:  Michael C. Hall, Esq.
                                            Facsimile #:


     10.2. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

     10.3. Entire Agreement. This Agreement, the Confidentiality Agreement, the Creative Documents, the Shareholder Documents and the TTIS Documents constitute the entire agreement, and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

     10.4. No Assignment. This Agreement shall not be assigned by operation of law or otherwise, and any assignment shall be null and void. 10.5. Headings. Headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

     10.6. Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York without regard to its choice of law principles. Each of TTIS, Subsidiary, Creative and the Shareholders hereby irrevocably and unconditionally consents to submit to the jurisdiction of the courts of the State of New York and of the United States located in the County of New York, State of New York for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in such courts and agrees not to plead or claim that such litigation brought in any such courts has been brought in an inconvenient forum.

     10.7. Attorneys' Fees. In the event of any dispute arising out of the subject matter of this Agreement, the prevailing party shall recover, in addition to any other damages assessed, its reasonable attorneys' fees and costs incurred in litigating, arbitrating, or otherwise settling or resolving such dispute.

     10.8. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

                                  [end of page]

     IN WITNESS WHEREOF, each of Take-Two Interactive Software, Inc., Subsidiary, Creative Management Systems, Inc., by their respective officers thereunto duly authorized, the Shareholders, individually, have caused this Agreement to be executed as of the date first written above.


TAKE-TWO INTERACTIVE SOFTWARE, INC.

By: /s/ Ryan Brant
    ---------------------------------------



TAKE TWO ACQUISITION CORP.

By: /s/ Ryan Brant
    ---------------------------------------

CREATIVE ALLIANCE GROUP, INC.

By: /s/
    ---------------------------------------


By: /s/  David Clark
    ---------------------------------------
         David Clark


By: /s/  Terry Phillips
    ---------------------------------------
         Terry Phillips


By: /s/  Russell Howard
    ---------------------------------------
         Russell Howard

                                TABLE OF CONTENTS


1.  The Merger...........................................................  2
     1.1.  The Merger....................................................  2
     1.2.  Effective Time................................................  2
     1.3.  Effect of the Merger..........................................  3
     1.4.  Articles of Incorporation; By-Laws............................  3
     1.5.  Directors and Officers of Subsidiary..........................  3
     1.6.  Conversion of Securities......................................  4

2.   Representations and Warranties as to Creative.......................  6
     2.1.  Organization, Standing and Power..............................  6
     2.2.  Capitalization................................................  6
     2.3.  Ownership of Creative Common Stock............................  8
     2.4.  Interests in Other Entities...................................  9
     2.5.  Authority..................................................... 10
     2.6.  Noncontravention.............................................. 11
     2.7.  Financial Statements.......................................... 12
     2.8.  Guaranties.................................................... 13
     2.9.  Absence of Undisclosed Liabilities............................ 13
     2.10.  Properties................................................... 14
     2.11.  Accounts Receivable; Inventories............................. 15
     2.12.  Absence of Changes........................................... 16
     2.13.  Litigation................................................... 16
     2.14.  No Violation of Law.......................................... 17
     2.15.  Intangibles/Inventions....................................... 17
     2.16.  Tax Matters.................................................. 19
     2.17.  Insurance.................................................... 20
     2.18.  Banks; Powers of Attorney.................................... 21
     2.19.  Employee Arrangements........................................ 21
     2.20.  ERISA........................................................ 22
           Plans  ....................................................... 22
            (b)  Qualification........................................... 22
            (c)  Plan Documents.......................................... 22
            (d)  No Prohibited Transactions.............................. 23
            (e)  No Accumulated Funding Deficiency....................... 23
            (f)  Termination, etc........................................ 23
            (g)  Reportable Events....................................... 23
            (h)  Multiemployer Plans..................................... 23
            (i)  Contributions; Benefits................................. 24
            (j)  Claims.................................................. 24
     2.21.   Systems and Software........................................ 24
     2.22.   Environmental Matters....................................... 25
     2.23.   Certain Business Matters.................................... 27
     2.24.   Certain Contracts........................................... 28
     2.25.   Customers and Suppliers..................................... 29
     2.26.   Business Practices and Commitments.......................... 30
     2.27.   Approvals/Consents.......................................... 30
     2.28.   Information as to Creative.................................. 30
     2.29.   Poolability................................................. 31
     2.30.   Securities Act Representation............................... 31

3.  Representations and Warranties as to ................................ 32
     3.1.   Organization, Standing and Power............................. 32
     3.2.  Interests in Other Entities................................... 33
     3.3.   Capitalization............................................... 33
     3.4.   Authority.................................................... 34
     3.5.   Noncontravention............................................. 35
     3.6.  Absence of Litigation......................................... 36
     3.7.  ERISA......................................................... 37
           Plans  ....................................................... 37
            (b)  Qualification........................................... 37
            (c)  Plan Documents.......................................... 37
            (d)  No Prohibited Transactions.............................. 38
            (e)  No Accumulated Funding Deficiency....................... 38
            (f)  Termination, etc........................................ 38
            (g)  Reportable Events....................................... 38
            (h)  Multiemployer Plans..................................... 38
            (i)  Contributions; Benefits................................. 39
            (j)  Claims.................................................. 39
     3.8.    Securities and Exchange Commission Filings;
            Financial Statements......................................... 39
     3.9.   Stock Issuable in Merger..................................... 40
     3.10.   Properties.................................................. 41
     3.11.   Absence of Changes.......................................... 42
     3.12.   No Violation of Law......................................... 42
     3.13.   Intangibles................................................. 43
     3.14.   Tax Matters................................................. 44
     3.15.   Approvals/Consents.......................................... 45
     3.16.   Information as to TTIS and Subsidiary....................... 46

4.  Indemnification...................................................... 46
     4.1.   Indemnification by the Shareholders.......................... 46
     4.2.   Indemnification by TTIS and Subsidiary....................... 47
     4.3.   Third Party Claims........................................... 47
     4.4.  Assistance.................................................... 49
     4.5.  Exclusive Remedy.............................................. 49
     4.6.  Limitation.................................................... 49

5.  Covenants............................................................ 50
        5.1. Investigation............................................... 50
        5.2. Noncompete Covenant......................................... 51
        5.3. Certain Activities.......................................... 52
        5.4. Injunctive Relief, etc...................................... 52
        5.5. Scope of Restriction........................................ 53
        5.6. Additional Undertakings..................................... 53
        5.7. Consummation of Transaction................................. 53
        5.8. Cooperation/Further Assurances.............................. 54
        5.9. Accuracy of Representations................................. 55
        5.10.     Notification of Certain Matters........................ 55
        5.11.     Broker................................................. 56
        5.12.     Merger Costs........................................... 56
        5.13. No Solicitation of Transactions............................ 56
        5.14. Registration Rights........................................ 57

        5.15.  Prohibited Conduct........................................ 57
        5.16.     Tax Covenant........................................... 61
        5.17.     Pooling................................................ 62

6.  Conditions of Merger................................................. 62
        6.1.  Conditions to Obligations of TTIS and Subsidiary
               to Effect the Merger...................................... 62
               (a)  Accuracy of Representations and Warranties........... 62
               (b)  Performance of Agreements............................ 62
               (c)  Results of Investigation............................. 63
               (d)  Pooling of Interests................................. 63
               (e)  Opinion of Counsel for Creative...................... 63
               (f)  Litigation........................................... 63
               (g)  Consents and Approvals............................... 64
               (h)  Date of Consummation................................. 64
               (i)  Validity of Transactions............................. 64
               (j)  No Material Adverse Change........................... 64
               (k)  Satisfaction of Officer/Director Loans from
                      Creative........................................... 65
               (l)    Closing Certificate................................ 65
        6.2.   Conditions to Obligations of Creative and the
                Shareholders to Effect the Merger........................ 65
               (a)  Accuracy of Representations and Warranties........... 65
               (b)  Performance of Agreements............................ 66
               (c)  Opinion of Counsel for TTIS and Subsidiary........... 66
               (d)  Litigation........................................... 66
               (e)  Consents and Approvals............................... 67
               (f)  Date of Consummation................................. 67
               (g)  Validity of Transactions............................. 67
               (h)  No material Adverse Change........................... 67
               (i)  Closing Certificate.................................. 68

7.  The Closing.......................................................... 68
        7.1.   Deliveries by TTIS and Subsidiary at the Closing.......... 68
        7.2.   Deliveries by Creative and/or the Shareholders at
               the Closing............................................... 69
        7.3.   Other Deliveries.......................................... 70

8.  Termination, Amendment and Waiver.................................... 70
        8.1.  Termination................................................ 70
        8.2.  Effect of Termination...................................... 72
        8.3.  Fees and Expenses.......................................... 72
        8.4.  Amendment.................................................. 72
        8.5.  Waiver..................................................... 72

9.  Survival of Representations and Warranties........................... 73

10.  General Provisions.................................................. 73
        10.1.  Notices................................................... 73
        10.2.  Severability.............................................. 74
        10.3.  Entire Agreement.......................................... 75
        10.4.  No Assignment............................................. 75

        10.5.  Headings.................................................. 75
        10.6.  Governing Law............................................. 75
        10.7.  Attorneys' Fees........................................... 76
        10.8.  Counterparts.............................................. 76